QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

    THIS FIRST AMENDMENT is made on December 17, 2001 (the "Effective Date"), by and among NETBANK, INC. (the "Company"), the parent bank holding company of NETBANK, a federal savings bank (the "Bank") (collectively, the "Employer"), and D.R. GRIMES (the "Executive").

W I T N E S S E T H:

    WHEREAS, the Employer and the Executive entered into that certain employment agreement dated as of January 4, 1999 (the "Employment Agreement"); and

    WHEREAS, the parties wish to amend the Employment Agreement as provided herein;

    NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as of the date first set forth above to amend the Employment Agreement as follows:

    1.  Term and Duties.  Executive shall continue in the employ of the Employer as Chief Executive Officer on an at-will basis. Executive's employment may be terminated for any reason at any time by any party. During his remaining term of employment, Executive's duties shall be the same as those set forth in Section 2 of the Employment Agreement. Executive's base salary and annual incentive compensation shall be payable as contemplated by Sections 4.1, 4.2, and 4.3 of the Employment Agreement, except to the extent provided in this First Amendment.

    2.  Transfer of Automobile.  Title to the Employer's Mercedes-Benz automobile currently made available to the Executive for his use shall be transferred to the Executive on the Effective Date or as soon as practicable thereafter. The Executive acknowledges that the value of the automobile at the time of transfer will constitute imputed income to the Executive.

    3.  Termination Payments.

      (a) If the Executive voluntarily resigns his employment for any reason, the Employer terminates his employment for any reason, or the Executive dies while employed by the Employer, the Employer shall pay Executive as severance pay and liquidated damages a lump sum, cash payment equal to the product of the Executive's "Average Monthly Compensation" multiplied by thirty-six (36), where "Average Monthly Compensation" means the quotient determined by dividing the sum of the Executive's base salary in effect as of the employment termination date and his Annual Incentive Bonus by twelve (12). For purposes of determining the amount payable under this Section 3(a), the term "Annual Incentive Bonus" shall mean the greater of the annual incentive bonus earned by the Executive for the most recent calendar year ending prior to the employment termination date or the annual incentive bonus that would be earned by the Executive by annualizing the performance of the Employer based on year-to-date performance for the calendar year in which the employment termination date occurs.

      (b) For a period equal to thirty-six (36) months following the employment termination date (the "Severance Period"), the Company shall cause the Bank to continue to provide to the Executive, to the extent practicable, the benefits provided in Section 4.3 of the Employment Agreement (except for the car allowance provided for in Section 4.3(d) thereof); provided, however, that in lieu of providing health benefits, the Company shall pay the Executive an amount equal to the cost of COBRA health continuation coverage that would be charged by the Bank to a former employee and eligible dependents for the greater of the Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Bank. To the extent that the Company determines that the continuation of any other benefits by the Bank is not practicable, the Company shall pay the Executive an amount equal to what would have been the Bank's cost of providing the coverage for such benefits during the Severance Period to the Executive and his eligible dependents if the coverage could have been continued.

      (c) In the event the Employer implements the deferred compensation program for senior executives currently under consideration by the Compensation Committee of the Board of Directors of the Company (the "Proposed Deferred Compensation Program") prior to the employment termination date, the Executive will be eligible to participate in the Proposed Deferred Compensation Program on terms comparable to other senior executives of the Employer. If the Proposed Deferred Compensation Program becomes effective as contemplated herein, the Executive shall receive credit under the Proposed Deferred Compensation Program for all of his years of service with the Employer beginning on the date he first performed an hour of service for the Employer and ending on the employment termination date. Payment of any amounts due to the Executive under the Proposed Deferred Compensation Program, if any, shall be made in accordance with the terms and conditions of the Proposed Deferred Compensation Program as adopted by the Employer.

      (d) The Executive shall be entitled to a payment equal to $800,000 (the "Success Fee") if the Merger is consummated on or before September 30, 2002 or such later closing of the Employer's acquisition of Resource Bank Mortgage Group, Inc. (the "Acquisition Date") as may be determined by the Employer pursuant to the terms of that certain agreement documenting the terms and conditions of the Merger. The Success Fee shall be paid to the Executive in a single lump sum, cash payment on the Acquisition Date. Notwithstanding the foregoing, if, prior to the Acquisition Date, the Executive voluntarily resigns at any time or if he is involuntarily terminated by the Employer for Cause, then no payment shall be due to the Executive pursuant to this Section 3(d). For purposes of this First Amendment, the term "Cause" shall mean (a) a material breach of the terms of Section 6 hereof; (b) fraudulent or otherwise illegal conduct by the Executive that results in material financial harm to the Employer or otherwise has a material adverse effect upon its operations; or (c) conduct by the Executive that results in removal from his position as an officer or executive of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

      (e) Notwithstanding any provision to the contrary in any individual option award granted to the Executive by the Company and the Executive, the Executive shall be permitted to exercise all or any portion of each of his non-qualified stock options for a period of two (2) years following the employment termination date or until the expiration of the award's maximum term, whichever is less (such option extensions are referred to herein collectively as the "Extended Option Terms").

      (f)  If, during the Extended Option Terms, the Company offers one or more of its optionees the opportunity to cancel any existing options to purchase shares of the Company's common stock in exchange for a $2.00 per share cash payment, the Executive shall be eligible to cancel all or any portion of his then outstanding options on the same terms and conditions.

      (g) If the Company offers to cancel existing options as contemplated by Section 3(f) above on or before June 30, 2002, the Executive shall be entitled to receive a payment equal to $1.00 for each share subject to options he cancelled during calendar year 2000, reduced by the number of Company options that were granted to the Executive during calendar year 2001.

    4.  General Release.  The Executive hereby releases, acquits and forever discharges the Company and the Bank, and each of the Company's and the Bank's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Employer Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of or in connection with Executive's employment by the Company and/or the Bank, which the Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Employer Releasees at any time up to and including the date first set forth above, except the obligations set forth in this First Amendment.

    Reciprocally, the Company and the Bank hereby irrevocably and unconditionally release, acquit and forever discharge the Executive, his agents, successors, assigns, representatives, attorney and all persons acting by, through, under or in concert with any of them (collectively "Executive Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company and/or the Bank now has, owns or holds, or claims to have, own or hold, or which the Company and/or the Bank at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Executive Releasees at any time up to and including the date first set forth above, except the obligations set forth in this First Amendment. Executive Releasees and Employer Releasees are referred to collectively hereafter as the "Releasees".

    5.  Litigation.  Each party agrees that no party, nor any person or organization on the party's behalf, has filed, or assigned others the right to file, nor are there pending, any complaints, charges, or lawsuits against any other party, with any federal, state or local governmental agency or court.

    6.  Best Efforts, Confidentiality and Professionalism.  Executive, in his capacity as the Chief Executive Officer of the Employer, shall use his best efforts to effect the Company's acquisition of Resource Bank Mortgage Group, Inc. (the "Acquisition"). Toward that end, so long as he remains the Chief Executive Officer of the Employer, the Executive shall exert all reasonable efforts to secure the approval of the Acquisition by the shareholders of the Company and the approval of all regulatory authorities which are necessary to consummate the Acquisition. In addition, throughout such period, the Executive shall apply his best efforts to preserve intact the business of the Employer, including, but not limited to, the retention of its customers, employees and vendors. In the event that the Executive's employment is terminated for any reason, as a condition to any obligations of the Company pursuant to Section 3 of this First Amendment, the Executive, subsequent to such termination, shall make himself reasonably available to the Employer to perform such tasks to effect the Acquisition as the Employer reasonably determines are best performed by Executive given the nature of his position with, and services performed for, the Employer prior to such termination.

    Executive represents and agrees that Executive will keep the terms of this First Amendment completely confidential, and that Executive will not hereafter disclose any information concerning this First Amendment to anyone other than (a) Executive's immediate family; (b) executive officers, directors or shareholders of the Company and/or the Bank, to the extent necessary; (c) professional representatives who will be informed of and bound by this confidentiality clause; and (d) persons or entities as may be required by law. In addition, any discussion by Executive about the Company or the Bank, the business of the Company and the Bank, or any of the employees of the Company and the Bank shall be limited to respectful, non-derogatory and non-damaging references by Executive.

    Reciprocally, the Company and the Bank agree to keep this same information confidential and will disclose it only to those individuals within or affiliated with the Company and/or the Bank who have a need to know, their professional representatives, who will be informed of and bound by this confidentiality clause; and persons or entities as may be required by law. In addition, any discussion by the Company and/or the Bank about the Executive's relationship with the Company and/or the Bank shall be limited to respectful, non-derogatory and non-damaging references by the Company and/or the Bank.

    7.  Assignment.  The rights and obligations of the Company and the Bank under this First Amendment may be assigned to and binding upon the successors and assigns of the Company and Bank without the consent of the Executive.

    8.  Entire Agreement.  This First Amendment, together with the Surviving Provisions (as defined below), embody the entire agreement of the parties hereto relating to the subject matter hereof and supersede any and all prior agreements. No amendment or modification of this First Amendment shall be valid or binding upon the parties unless made in writing and signed by the parties hereto. The definitional provisions of the Employment Agreement corresponding to the defined terms used, but not otherwise defined, herein; Section 2 thereof; the second paragraph of Section 3.4 thereof; Sections 4.1, 4.2 and 4.3 thereof; and Sections 5, 9, 11 and 14 thereof are referred to herein as the "Surviving Provisions".

    9.  Governing Law.  This First Amendment shall be governed by and construed in accordance with any applicable federal law and the substantive laws of the State of Georgia, without reference to its conflict of laws provisions.

    10. Survival.  The obligations of the parties as expressly set forth in Sections 2, 3, and 5 hereof shall survive the Executive's termination of employment.

    IN WITNESS WHEREOF, the parties have executed this First Amendment on the day and year set forth below.

The Company:

NETBANK, INC.
By:	/s/ T. STEPHEN JOHNSON
Title:	Chairman of the Board
The Bank:
NETBANK
By:	/s/ T. STEPHEN JOHNSON
Title:	Chairman of the Board
The Executive:
/s/ D.R. GRIMES D.R. GRIMES

QuickLinks

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
W I T N E S S E T H